Exhibit 99.1

Letter to Shareholders

July 27, 2015

Dear Inventergy Global Shareholders:

It has been nine months since I sent a general update to you, and I would like to share our recent developments and provide further insight on our strategy and prospects going forward.

Prior Results:

In Q1 of 2015, we completed our first licensing transaction. The deal was for a $2 million, 5-year license to our Huawei and Nokia Internet Multimedia Systems (IMS) patent portfolios. The license was granted to a mid-tier IMS telecommunications equipment supplier, at essentially the same effective royalty rate being offered in discussions with other IMS-related supplier companies.

In Q2 of 2015 we completed a $4 million transaction for the sale of just two patent families from our Panasonic mobility portfolio. With this focused sale, Inventergy still owns 112 patent families which include more than 730 patents applicable to a number of telecommunications market segments. We acquire significant, rich patent portfolios in areas where we see opportunity, and monetize those portfolios in various ways including licensing as well as targeted sales to third parties. We drive to obtain good value for our intellectual property assets with an optimal tradeoff of timing and risk. We believe that the sale of these two patent families aligns with that strategy and may even accelerate some of our licensing discussions.

On a financial level this targeted patent sale was a very impactful transaction. Receiving the full cash payment upfront made it possible for us to pay down the Fortress debt by over $1.8 million, make payments to Panasonic towards our guaranteed revenue share and retain nearly $1.7 million for operating purposes. These funds will give us the capacity to drive to closure other, potentially larger deals in our pipeline.

In August, we will be releasing financial results for the quarter ended June 30, 2015. While the review by our auditors is still underway, we do believe that in addition to showing revenue in excess of $4 million, we will likely also show a profit for the quarter – the first since the completion of the merger in June 2014, when we began trading on NASDAQ under the “INVT” ticker. The results will also show that we have made significant reductions in expenses relative to prior quarters. Overall we have increased our cash balance, reduced our debt load, cut operating expenses and in general improved our financial management processes – including the engagement of a new highly qualified CFO, John Niedermaier.

Looking forward:

Revenue Generation: We have a robust pipeline of additional value-creation opportunities. Earlier this year we sent a notice to major mobile handset suppliers providing them information on at least 163 patents in 13 patent families that we claim are essential to 3G and 4G/LTE mobile communications. We offered them a standard per unit license royalty rate for these assets and an opportunity to license other patents related to mobile handsets in our portfolio. We currently are in active discussions with a number of these companies. In addition, we are also engaged in discussions with companies in other market segments for licensing and/or sales opportunities. We do not currently provide specific guidance on revenue forecasts, but as stated earlier, we believe that we have the potential to close new transactions in a reasonable amount of time that are materially larger than our prior transactions.

Litigation: To date our primary focus has been on monetization through non-litigation licensing and/or sales opportunities. Of course, as we pursue efforts to drive significantly larger revenue opportunities, litigation may become increasingly important and we are making appropriate preparations for such events. As we’ve noted, we have two pending litigations against Sonus Networks, Inc. and Genband US LLC, two IMS equipment providers. Both cases are in early stages and in both, the parties are engaged in mediation efforts to pursue potential resolution. Again, we do not seek litigation for its own sake, or see it as core to our business model, but we’re realists: we know that occasionally potential licensees resist reasonable offers and we must be prepared.

Acquisitions: Lastly, we are continually evaluating new patent acquisition opportunities. In particular, we are analyzing new assets that could further strengthen our existing monetization efforts and/or expansion into new market segments and potential licensees. We are exploring a number of creative business models to enable these potential acquisitions.

In closing, we are now starting to reap the benefits of our significant strategic monetization investment and development efforts. We look forward to an exciting second half of 2015.

Thank you for your continued support of our efforts.

Sincerely,

Joe Beyers

Chairman & CEO